Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-63976
                                                      Registration No. 333-67988
               Trust Preferred Income Equity Redeemable Securities (PIERS) Units
                                                           CUSIP No. 939322 84 8
             Warrants to purchase shares of Washington Mutual, Inc. Common Stock
                                                           CUSIP No. 939322 11 1
       Trust Preferred Securities issued by Washington Mutual Capital Trust 2001
                                                           CUSIP No. 93933U 40 7


PROSPECTUS SUPPLEMENT DATED OCTOBER 5, 2001
(TO PROSPECTUS DATED SEPTEMBER 4, 2001)

                             WASHINGTON MUTUAL, INC.

               Trust Preferred Income Equity Redeemable Securities
                                  (PIERS) Units

This document supplements the prospectus dated September 4, 2001, relating to the units. Each unit consists of:

     o a preferred security issued by Washington Mutual Capital Trust 2001 (the "Trust"), having a stated liquidation amount of $50, representing an undivided beneficial interest in the assets of the Trust, which assets consist solely of subordinated debentures issued by Washington Mutual, Inc. each of which has a principal amount at maturity of $50, a stated maturity of July 1, 2041 and, at any time, an accreted value as described in the prospectus; and

     o a warrant to purchase at any time prior to the close of business on May 3, 2041, 1.2081 shares of common stock of Washington Mutual. The exercise price of each warrant on the initial date of issuance was $32.33 and will accrete on a daily basis as described in the prospectus to $50 on the expiration date.

At any time after issuance of the units, the preferred security and warrant components of each unit may be separated by the holder and transferred separately. Thereafter, a separated preferred security and warrant may be combined to form a unit.

The information in this prospectus supplements the information set forth under the heading "Selling Securityholders" in the prospectus dated September 4, 2001. Deephaven Domestic Convertible Trading LTD, First Union Risk Management, Independence Blue Cross, Merrill Lynch Insurance Group and Ohio Bureau of Workers were listed in the September 4, 2001 prospectus and have subsequently purchased additional units. As a result of these purchases, the number of units eligible for resale pursuant to the Registration Statement by persons previously named as Selling Securityholders and named below is adjusted to the number set forth opposite such person's name (without adjustment for any resales that such person has made pursuant to the Registration Statement). The other persons named below are added to the list of Selling Securityholders, and the number of units that each may sell pursuant to the Registration Statement is as set forth opposite such person's name.

                                            Securities Beneficially Owned Prior to the       Securities That
                                                           the Offering                        May be Sold
      Selling Securityholder                        Number                 Type                 Hereunder
--------------------------------------             -------                 ------            ---------------
Cincinnati Insurance Company..........              75,000                 Units                 75,000
CSFB Convertible and Quantative
  Strategies..........................             200,000                 Units                200,000
Deephaven Domestic Convertible
  Trading LTD.........................             334,000                 Units                334,000
First Union Risk Management...........             325,000                 Units                325,000
Independence Blue Cross...............               7,870                 Units                  7,870
LLT Limited...........................                 400                 Units                    400
Merrill Lynch Insurance Group.........               9,510                 Units                  9,510
Motion Picture Industry...............              12,702                 Units                 12,702
Northern Income Equity Fund...........              40,000                 Units                 40,000
Ohio Bureau of Workers Compensation...               4,650                 Units                  4,650
Sage Capital..........................               2,000                 Units                  2,000

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"Preferred Income Equity Redeemable Securities" and "PIERS" are service marks owned by Lehman Brothers Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.














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